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                                                                   Exhibit 10.13



INTEROFFICE MEMO

TO:               Joe Argyros

FROM:             John Manzetti

Subject:          2002 Compensation Plan

Date:             December 14, 2001

CC:               Jill Welch

Dear Joe:

This letter is to confirm and to outline the components of your compensation plan for 2002 as Vice President of Customer Support and Operations for NOMOS Corporation.

Effective January 1, 2002 your annual base salary will be increased to $175,000, a $35,000, or 25.0% increase over you current annual base salary of $140,000. Your compensation plan will also include an annual bonus opportunity of $75,000.

As we discussed, for 2002, your incentive plan opportunity will be as follows:

         Personal and Department Objectives:
               $25,000 will be earned on your achievement of personal and department objectives we will agree upon, which will include 2002 Customer Support and Operations revenue and profit goals.

         Company Financial Performance:
               $25,000 will be earned if the Company meets its base 2002 Financial Plan, yet to be finalized by the Compensation Committee of the Board of Directors.

               $25,000 will be earned if the Company exceeds its base 2002 Financial Plan, yet to be finalized by the Compensation Committee of the Board of Directors.

Your total Compensation opportunity for 2002 is:

         Base Salary at 1/l/02 (annualized)            $175,000
         Personal & Department Objectives                25,000
         Company Financial performance                   50,000
                                                       --------
         Total at 100% achievement                     $250,000

Any bonus amount earned will be paid within 45 days after the financial closing of fiscal year 2002 and no later than February 28, 2003.

Any discrepancies will be discussed individually, and with your input, and after consideration of all factors, I will decide on the final resolution.

Joe, I really enjoy working with you to solve problems and strategize on new business opportunities. Let's do it again and again.

Best regards,

John


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                            [NOMOS Corporation Logo]


Joseph M Argyros
303 Covington Court
Seven Fields, PA 16046

                                                     August 11, 1999

Dear Joe:

On behalf of NOMOS Corporation, I am pleased to offer you a full-time position as Director of Technical Support Services, reporting to Bruce Curran, at a salary of $9,750.00 per month.

You are eligible for and will receive employee benefits in accordance with Company policy. Such benefits include a comprehensive family medical/dental/vision plan, short-and long-term disability, life insurance, a 401(k) plan, vacation and tuition reimbursement per current Company policy.

You will also be granted 10,000 incentive stock options. These options will be issued on your hire date and will vest over a four year period in accordance with the terms of the NOMOS Stock Option Plan.

In the event of termination without cause, we agree to pay severance in the amount of 4 month's base salary.

The Company reserves the right to alter or exchange employer provided benefits as necessary.

We would like your employment to be effective as soon as possible and would appreciate your acceptance by Monday, August 16, 1999, after which time the offer is no longer valid.

You are also required to sign the NOMOS Confidentiality Agreement, a copy of which is enclosed for your review. If you accept the terms of this offer, please sign below and return this letter, along with the signed Confidentiality Agreement, to me by August 16, 1999.

Joe, thanks for working the issues with me. I look forward to a long and mutually rewarding relationship.

Best Regards

/s/ John W. Manzetti

John W. Manzetti
Executive Vice President and
Chief Financial Officer
                                        Accepted by:

                                        /s/ Joseph M. Argyros          8/13/99
                                        --------------------------------------
                                        Joseph M. Argyros               Date